EXHIBIT 99
NEWS RELEASE

PGT Reports 2011 Fourth Quarter Results

VENICE, FL, February 23, 2012 - PGT, Inc. (NASDAQ:  PGTI), the leading U.S. manufacturer and supplier of residential impact-resistant windows and doors, announces financial results for the fourth quarter ended December 31, 2011.  In the fourth quarter:

▪	Net sales were $35.7 million, a decrease of $3.3 million, or 8.5%, from prior year fourth quarter;

▪	Gross margin percentage in the fourth quarter of 2011 was 25.1%, compared to 25.7% for the fourth quarter 2010, when adjusted for 2010 consolidation charges;

▪
There was a net loss in the fourth quarter of 2011 of $6.3 million, compared to a net loss of $12.2 million for the fourth quarter of 2010.  Adjusted net loss was $3.6 million in the fourth quarter compared to an adjusted net loss of $4.6 million in the fourth quarter 2010. Adjusted net loss per diluted share was $0.07 compared to an adjusted net loss per diluted share of $0.09 in 2010; and

▪
Non-cash impairment charges totaled $6.0 million, compared to the prior year fourth quarter amount of $5.6 million.  The current year impairment relates to our trade names. The prior year impairment related to the closing of our North Carolina plant, completed in the second quarter of 2011. Consolidation charges totaled $2.1 million in the fourth quarter of 2010.

“During 2011, we completed our consolidation in the midst of a market mired in high unemployment, depressed housing prices, and economic uncertainty.  Housing starts did improve 22% over the fourth quarter of 2010, but remain well below historical averages.  Although the housing starts increase is a positive sign, the other factors mentioned suggest growth will be slow in the near future,” said Rod Hershberger, President and Chief Executive Officer of PGT.

Mr. Hershberger continued, “Sales decreased $3.3 million, or 8.5%, in the fourth quarter of 2011 compared to the same quarter a year ago, due mainly to decreased sales in our out of state markets, where sales were down $2.2 million, or  37.9%.  This decrease is due mainly to our decision to reduce our efforts out of state.  Also contributing to our sales decrease are the Architectural System products which decreased $900 thousand, or 60.0%.”

Jeff Jackson, PGT’s Executive Vice President and Chief Financial Officer, further explained, “Our results for the quarter include savings of approximately $1.5 million from the consolidation which more than offset an additional $400 thousand in advertising investment and the negative impact of lost contribution from lower sales.  Adjusted EBITDA improved $400 thousand to $631 thousand or 1.8% of sales, compared to 0.6% a year ago. We also generated $2.9 million of cash from operations, and finished the quarter with net debt of $34.6 million.”

Mr. Hershberger closed by saying, “The Florida market continues to present challenges; however, the actions taken to date including the consolidation and the refocus on our core markets, as well as our continued belief in our people and our products, drive our confidence that PGT will remain the industry leader in impact resistant windows and doors.”

Conference Call

As previously announced, PGT will hold a conference call Friday, February 24, 2012, at 10:30 a.m. Eastern time and will simultaneously broadcast it live over the Internet. To participate in the teleconference, please dial into the call a few minutes before the start time: 877-769-6798 (U.S. and Canada) and 678-894-3060 (international). A replay of the call will be available beginning February 24, 2012 at 1:30 p.m. Eastern Time through March 16, 2012. To access the replay, dial 855-859-2056 (U.S. and Canada) and 404-537-3406 (international) and refer to pass code 45102342.  The webcast will also be available through the Investor Relations section of the PGT, Inc. website, http://www.pgtinc.com.

About PGT

PGT(R) pioneered the U.S. impact-resistant window and door industry and today is the nation's leading manufacturer and supplier of residential impact-resistant windows and doors. Founded in 1980, the company employs approximately 1,100 at its manufacturing, glass laminating and tempering plants in Florida.  Utilizing the latest designs and technology, PGT products are ideal for new construction and replacement projects serving the residential, commercial, high-rise and institutional markets. PGT's product line includes a variety of aluminum and vinyl windows and doors. Product brands include WinGuard (R); SpectraGuard (TM); PremierVue (TM); PGT Architectural Systems; and Eze-Breeze (R). PGT Industries is a wholly owned subsidiary of PGT, Inc. (Nasdaq:PGTI).

Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which necessarily depend upon future events, including statements about forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Readers are cautioned not to place undue reliance on forward-looking statements.  All forward-looking statements are based upon information available to PGT, Inc. on the date this release was submitted.  PGT, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, aluminum prices, and the economy.  PGT, Inc. may not succeed in addressing these and other risks.  Further information regarding factors that could affect our financial and other results can be found in the risk factors section of PGT, Inc.'s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.
# # #
CONTACT: PGT, Inc.
Jeffrey T. Jackson
Executive Vice President and CFO
941-480-2714
jjackson@pgtindustries.com

PGT, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,	January 1,	December 31,	January 1,
	2011	2011	2011	2011
	(unaudited)		(unaudited)
Net sales	$35,709	$39,041	$167,276	$175,741
Cost of sales	26,753	29,893	128,171	125,615
Gross margin	8,956	9,148	39,105	50,126
Impairment charges	5,959	5,561	5,959	5,561
Selling, general and administrative expenses	11,627	14,643	48,619	53,879
Loss from operations	(8,630)	(11,056)	(15,473)	(9,314)
Interest expense	881	1,173	4,168	5,123
Other income, net	(874)	-	(419)	(19)
Loss before income taxes	(8,637)	(12,229)	(19,222)	(14,418)
Income tax (benefit) expense	(2,324)	-	(2,324)	77
Net loss	$(6,313)	$(12,229)	$(16,898)	$(14,495)

Basic and diluted net loss per common share	$(0.12)	$(0.23)	$(0.31)	$(0.29)

Weighted average common shares outstanding:
Basic and diluted	53,659	53,654	53,659	50,174

PGT, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	January 1,
	2011	2011
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$10,940	$22,012
Accounts receivable, net	13,830	13,687
Inventories	11,602	10,535
Other current assets	3,741	5,127
Total current assets	40,113	51,361

Property, plant and equipment, net	48,606	52,863
Other intangible assets, net	51,830	64,291
Other assets, net	2,286	604
Total assets	$142,835	$169,119

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$12,706	$16,696
Deferred income taxes	-	185
Current portion of long-term debt and capital lease obligations	50	245
Total current liabilities	12,756	17,126
Long-term debt and capital lease obligations	45,500	49,918
Deferred income taxes	15,041	17,130
Other liabilities	2,176	1,903
Total liabilities	75,473	86,077

Total shareholders' equity	67,362	83,042
Total liabilities and shareholders' equity	$142,835	$169,119

PGT, INC. AND SUBSIDIARY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THEIR GAAP EQUIVALENTS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Year Ended
	Decenber 31,	January 1,	Decenber 31,	January 1,
	2011	2011	2011	2011
Reconciliation to Adjusted net loss and Adjusted net loss per share (1):

Net loss	$(6,313)	$(12,229)	$(16,898)	$(14,495)
Reconciling item:
Intangible impairment charges (2)	5,959	-	5,959	-
Asset impairment charges (3)	-	5,561	-	5,561
Consolidation charges (4)	-	2,053	4,106	2,053
Gain on equipment sales (5)	(875)	-	(875)	-
Manufacturing inefficiencies (6)	-	-	4,005	-
Write off deferred financing costs (7)	-	-	420	-
Tax effect of reconciling items	(2,324)	-	(2,324)	-
Adjusted net loss	$(3,553)	$(4,615)	$(5,607)	$(6,881)

Weighted average shares outstanding:
Diluted (8)	53,659	53,654	53,659	50,174

Adjusted net loss per share - diluted	$(0.07)	$(0.09)	$(0.10)	$(0.14)

Reconciliation to EBITDA and Adjusted EBITDA:
Net loss	$(6,313)	$(12,229)	$(16,898)	$(14,495)
Reconciling items:
Depreciation and amortization expense	3,303	3,670	14,091	15,208
Interest expense	881	1,173	4,168	5,123
Income tax (benefit) expense	(2,324)	-	(2,324)	77
EBITDA	(4,453)	(7,386)	(963)	5,913
Intangible impairment charges (2)	5,959	-	5,959	-
Asset impairment charges (3)	-	5,561	-	5,561
Consolidation charge (4)	-	2,053	4,106	2,053
Gain on Equipment Sales (5)	(875)	-	(875)	-
Manufacturing inefficiencies(6)	-	-	4,005	-
Write off deferred financing costs (7)	-	-	420	-

Adjusted EBITDA	$631	$228	$12,652	$13,527
Adjusted EBITDA as percentage of net sales	1.8%	0.6%	7.6%	7.7%

(1) The Company's non-GAAP financial measures were explained in its Form 8-K filed February 23, 2012. Certain prior period amounts within Exhibit 99 to the Form 8-K have been reclassified to conform with current year presentation.

(2) The Company completed its annual impairment tests in the fourth quarter of 2011, which resulted in additional impairment charges totaling $6.0 million related to trade names.
(3) Represents the write-down of the value of certain fixed assets of the Company.
(4) Represents charges and credits related to consolidation actions taken in 2010 and 2011. These charges relate primarily to employee separation costs and move related expenses. Of the $4.1 million in consolidation charges in the year ended December 31, 2011, $3.4 million is included in cost of goods sold and $0.7 million is included in selling, general and administrative expenses. Of the consolidation charges taken in 2010, $0.9 million was recorded in costs of goods sold and $1.2 million was recorded in selling, general, and administrative expenses.

(5) Represents gains related to the sale of equipment previously used in North Carolina operations. These gains are included in other income for the fourth quarter and year ended December 31, 2011.
(6) Represents temporary excess labor and scrap expense incurred as a result of the consolidation actions taken in 2011. The amounts were determined by comparing the manufacturing results with normalized pre-consolidation results. These charges are included in cost of goods sold for the year ended December 31, 2011.

(7) Represents the write off of the remaining unamortized fees associated with our previous financing agreement. These charges are included in other expense for the year ended December 31, 2011.
(8) Due to the net losses in the fourth quarters and fiscal years 2011 and 2010, the effect of equity compensation plans for these periods is anti-dilutive.